Exhibit 10.09
VALERO ENERGY CORPORATION
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
FOR
SELECTED EMPLOYEES OF CANADIAN SUBSIDIARIES

Amended and Restated effective December 31, 2011

i

ARTICLE V	PRE-RETIREMENT SPOUSAL DEATH BENEFIT	6

5.1	Death Prior to Retirement	6
5.2	Beneficiary Designation Prohibited	6

ARTICLE VI	PROVISIONS RELATING TO ALL BENEFITS	7

6.1	Effect of This Article	7
6.2	No Duplication of Benefits	7
6.3	Forfeiture for Cause	7
6.4	Forfeiture for Competition	7
6.5	Expenses Incurred in Enforcing the Plan	7

ARTICLE VII	ADMINISTRATIOIN	8

7.1	Administration of the Plan by the Committee	8
7.2	Committee Discretion	8
7.3	Reliance Upon Information	8

ARTICLE VIII	ADOPTION BY SUBSIDIARIES	9

8.1	Procedure for Adoption	9
8.2	Termination of Participation by Adopting Subsidiary	9

ARTICLE IX	AMENDMENT AND/OR TERMINATION	9

9.1	Amendment or Termination of the Plan	9
9.2	No Retroactive Effect on Accrued Benefits	9
9.3	Effect of Termination	9
9.4	Effect of Change of Control	10

ARTICLE X	MISCELLANEOUS	10

10.1	Mandatory Arbitration	10
10.2	Responsibility for Distributions and Withholding of Taxes	10
10.3	Limitation of Rights	10
10.4	Distributions to Incompetents	11
10.5	Nonalienation of Benefits	11
10.6	Severability	11
10.7	Notice	11
10.8	Gender and Number	11
10.9	Governing Law	11
10.10	Code Section 409A	11

ii

VALERO ENERGY CORPORATION
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
FOR
SELECTED EMPLOYEES OF CANADIAN SUBSIDIARIES

WHEREAS, Valero Energy Corporation (“Valero”) has established the Valero Energy Corporation Supplemental Executive Retirement Plan for Selected Employees of Canadian Subsidiaries originally effective November 1, 2004, which provides for selected management personnel of Canadian Subsidiaries of Valero who adopt this Plan with supplemental retirement compensation as an incentive to such personnel to maintain and increase their performance and loyalty to the Company and such affiliated entities; and
WHEREAS, Valero retained the right of the Board of Directors to amend the Plan at any time by an instrument in writing; and
WHEREAS, the Plan has been amended from time to time, and Valero desires at this time to further amend and to restate the Plan.
NOW, THEREFORE, the Plan is hereby amended and restated as follows:
ARTICLE I

DEFINITIONS

The following terms shall have the meanings set forth below.
1.1    Accrued Benefit. “Accrued Benefit” means, as of any given date of determination, the Retirement benefit calculated under Section 4.1 hereof, with Final Average Compensation and Credited Service determined as of that date.
1.2    Actuarial Equivalent or Actuarially Equivalent Basis. “Actuarial Equivalent” or “Actuarially Equivalent Basis” means an equality in value of the aggregate amounts expected to be received under different forms of benefit payment based on the same mortality and interest rate assumptions. Such assumptions shall be determined by the actuary for the Plan selected by the Committee, and shall be reasonable in light of legal requirements and precedent, standard actuarial practice and other plans maintained by Valero and its affiliates.
1.3    Board of Directors. “Board of Directors” means the Board of Directors of the Company.
1.4    Change of Control. “Change of Control” means the occurrence of one or more of the following events:
(a)Change in Ownership of Valero. The acquisition by any one person, or more than one person acting as a group (within the meaning of Code Section 409A), of ownership of stock of Valero that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of Valero.

(b)Change in Effective Control of Valero. Either of the following:
(i)The acquisition, during any 12-month period, by any one person, or more than one person acting as a group (within the meaning of Code Section 409A), of stock of Valero comprising thirty percent (30%) or more of the total voting power of the stock of Valero; or
(ii)The replacement, during any 12-month period, of a majority of the members of the Board of Directors with directors whose appointment or election is not endorsed by the majority of the members of the Board of Directors before the date of such appointment or election.
(c)Change in Ownership of a Substantial Portion of Valero’s Assets. The acquisition by any one person, or more than one person acting as a group (within the meaning of Code Section 409A), during the 12 month period ending on the date of the most recent acquisition by such person or persons, of assets of Valero that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of Valero immediately before such acquisition or acquisitions. For purposes of this provision, “gross fair market value” means the value of the assets of Valero, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.
The provisions of this Plan relating to a Change in Control shall be interpreted and administered in a manner consistent with Code Section 409A.
1.5    Code. “Code” means the United States Internal Revenue Code of 1986, as amended from time to time.
1.6    Company or Valero. “Company” or “Valero” means Valero Energy Corporation, the plan sponsor of the Plan.
1.7    Committee. “Committee” means the Compensation Committee of Valero.
1.8    Credited Service. “Credited Service” means a Participant’s continuing period of employment with a Participating Employer (whether or not contiguous), commencing on the first day for which such Participant is paid, or entitled to payment, for the performance of duties with a Participating Employer and terminating with the Participant’s final cessation of participation in the Plan. With respect to any full calendar year in which a Participant receives Eligible Earnings in each payroll period as an active employee, he shall be credited with one year of Credited Service. With respect to any partial calendar year in which a Participant receives Eligible Earnings as an active employee (such as the calendar year in which employment commences or participation ceases) he shall be credited with a fraction of a year of Credited Service in proportion to the number of payroll periods during such calendar year that he received Eligible Earnings as an active employee bears to the total number of payroll periods during such year. All partial years of Credited Service shall be aggregated so that a Participant receives credit for all periods of employment regardless of whether the Credited Service is interrupted.

1.9    Eligible Earnings. “Eligible Earnings” means all compensation paid or payable by a Participating Employer to a Participant in the form of base salary performance and bonuses (not to include a retention bonus and whether paid or payable in cash or securities or any combination thereof), including therein any amounts of such base salary and bonuses earned which, at the employee’s election, in lieu of a cash payment to him, are contributed to a Plan of Deferred Compensation maintained by a Participating Employer. During a leave of absence from work without pay, such as disability leave of absence or personal leave of absence, the Participant’s base rate of pay in effect immediately prior to the leave of absence and (if he does not receive a bonus for such period of absence from work) his most recent bonus amount paid shall be used in computing his Eligible Earnings.
1.10    Final Average Compensation. “Final Average Compensation” means a Participant’s average monthly Eligible Earnings from a Participating Employer for the thirty-six consecutive calendar months that give the highest average monthly rate of Eligible Earrings for the Participant out of all calendar months next preceding the earliest of: (a) the date upon which a Participant becomes ineligible for participation in this Plan pursuant to Section 2.2; (b) the latest of (i) the Participant’s termination for total disability, or (ii) his Retirement; (c) the termination of the Plan; or (d) a Change of Control.
1.11    Normal Retirement Date. “Normal Retirement Date” means the first day of the month coincident with or next following the date on which the Participant attains the age of 65 years.
1.12    Participant. “Participant” means an employee of a Participating Employer who is selected by the Committee for participation in the Plan pursuant to Section 2.1, as well as a former employee of a Participating Employer who, as a result of participation in the Plan, is receiving or is eligible to receive benefits under the Plan.
1.13    Participating Employer. “Participating Employer” means any Subsidiary which is established and operates under the laws of Canada, and which adopts this Plan pursuant to action of its board of directors or other governing body, and is approved for participation in this Plan by the Committee. A listing of Participating Employers is set forth on Exhibit “A” attached hereto. Said Exhibit “A” may be modified from time to time to reflect the then current Participating Employers.
1.14    Plan. “Plan” means the Valero Energy Corporation Supplemental Executive Retirement Plan for Selected Employees of Canadian Subsidiaries as set forth in this document, as amended from time to time.
1.15    Plan of Deferred Compensation. “Plan of Deferred Compensation” means any plan maintained by a Participating Employer providing for the deferral or reduction of Eligible Earnings.
1.16    Plan Year. “Plan Year” means the calendar year.
1.17    Retirement. “Retirement,” “Retirees,” “Retire” or “Retired” means the retirement of a Participant from a Participating Employer either (a) early, as of the first day of any month coincident with or next following (with respect to a Participant in the active employment of a Participating Employer who has attained the age of 55 years and completed at least five (5) years of Credited Service), the date such Participant retires from the service of the Participating Employer prior to his attainment of age 65, or (b) upon, or as of the first day of any month following, his Normal Retirement Date.
1.18    Subsidiary. “Subsidiary” means (i) any corporation 50% or more of whose stock having ordinary voting power to elect directors (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned, directly or indirectly, by Valero, and (ii) any partnership, association, joint venture or other entity in which, Valero, directly or indirectly, has a 50% or greater equity interest at the time.
1.19    Surviving Spouse. “Surviving Spouse” means the individual, if any, who was the legally recognized spouse (as determined under the governing law of the Participant’s residence) of a Participant at the time of Participant’s death.
1.20    Valero Pension Plan. “Valero Pension Plan” means the Valero Energy Corporation Pension Plan, as amended from time to time.
1.21    Voting Securities. “Voting Securities” means with respect to any corporation or other entity, the common stock or any other security of such person ordinarily entitled to vote for directors (or other governing body) of such corporation or entity, and any debt or equity security convertible into or exchangeable or exercisable for a security so entitled to vote. In calculating the percentage of Voting Securities owned by a person or group, securities that are immediately convertible, or by their terms upon the occurrence of any event or the lapse of time, or both, will become convertible into or exchangeable or exercisable for securities so entitled to vote shall be deemed to represent the number of shares of common stock or other voting securities into which such securities are then or will become ultimately convertible or for which they are or will ultimately become exchangeable or exercisable, and the total number of issued and outstanding shares of common stock (or other voting securities) shall be determined on a pro forma basis after giving effect to such conversion, exchange or exercise. The percentage of Voting Securities held by a person or Group shall be deemed to be equal to the percentage of the number of votes that could be cast for the election of directors (or other governing body) that such person or Group would be entitled to so cast after giving effect to the provisions of the preceding sentence. As used in this Plan, the term “person” shall include any individual, corporation, partnership, firm or other entity.
ARTICLE II

ELIGIBILITY
2.1    Initial Eligibility. An employee of a Participating Employer shall become a Participant in the Plan as of the date such employee is selected and named by the Committee for inclusion as a Participant in the Plan. The determination of employees who become Participants in the Plan, as well as the effective date of such participation shall be made by the Committee in its sole and absolute discretion.

2.2    Frozen Participation. If an employee who is a Participant later becomes ineligible to continue to participate but still is employed by a Participating Employer, his Accrued Benefit will be frozen as of the last day of the Plan Year prior to the Plan Year during which he initially became ineligible to participate. He will later be entitled to that frozen Accrued Benefit, upon Change of Control, Plan termination, Retirement or his earlier termination of employment with all Participating Employers with a vested interest, subject to the requirements of Articles III and IV. The frozen Accrued Benefit will be payable at the time and in the available payment options set forth in Article IV. The Surviving Spouse of a Participant whose Accrued Benefit is frozen at the time of the Participant’s death may be entitled to a death benefit pursuant to the terms of Article V. A Participant whose Accrued Benefit is frozen at the time of incurring a disability shall not accrue any further Credited Service either for accrual or vesting purposes after the disability occurs so long as the Participant’s Accrued Benefit in this Plan is frozen. If the frozen Accrued Benefit is less than the benefit which could otherwise be provided without this limitation, then the benefit will not exceed the Participant’s frozen Accrued Benefit. Additionally, if any of the events described in Article VI should occur, the Participant whose Accrued Benefit is frozen shall be subject to having his frozen Accrued Benefit either restricted in amount or forfeited in accordance with Article VI.
Notwithstanding the foregoing or any other provision of this Plan, unless otherwise determined and approved by the Committee, the following shall apply to a Participant who is transferred from a Participating Employer to a Subsidiary of the Company which is established under and operates under the laws of the United States: (i) such Participant’s period of service with such United States Subsidiary shall not be included as Credited Service under this Plan; and (ii) such Participant’s Eligible Earnings shall include compensation paid or payable by such United States Subsidiary to the Participant to the same extent that such compensation would have constituted Eligible Earnings if it had been paid or payable from a Participating Employer.
2.3    Renewed Eligibility. If a Participant becomes ineligible to continue to participate but remains employed by a Participating Employer and then later again becomes eligible to participate, the Participant will be given Credited Service for the intervening period, will have his Final Average Compensation computed as though the freeze had never occurred, and will be treated for all purposes as though he had not had his participation interrupted.
ARTICLE III

VESTING

Except as otherwise set forth herein, effective as of August 1, 2010, a Participant’s Accrued Benefit shall, subject to the forfeiture provisions set forth in Sections 6.4 and 6.5 hereof, become fully vested upon the Participant attaining at least five (5) years of Credited Service. Prior to such time, a Participant shall have no vested interest in his Accrued Benefit. All Credited Service of a Participant shall be counted in determining whether the Participant’s Accrued Benefit has vested.
Except as otherwise set forth herein, a Participant’s Accrued Benefit shall vest only upon the occurrence of the Participant’s death, disability or Retirement, and all benefits under this Plan shall be forfeited if the Participant terminates employment from all Companies prior to death, disability or Retirement.
The foregoing notwithstanding, a Participant’s Accrued Benefit shall vest upon the occurrence of a Change of Control, upon termination of the Plan pursuant to Section 9.1 or if the adopting Subsidiary employing a Participant terminates its participation in the Plan and such Participant’s participation in the Plan is not promptly continued through employment by another adopting Subsidiary.
ARTICLE IV
RETIREMENT BENEFIT
4.1    Calculation of Retirement Benefits; Commencement of Benefit Payments. Subject to the provisions of this Plan, the benefit payable under this Plan shall be an amount equal to the lump sum of the Accrued Benefit payable for life from Normal Retirement Date where the Accrued Benefit is equal to 1.2% of the Participant’s Final Average Compensation multiplied by his number of years of Credited Service; provided that, if the Participant’s termination of employment occurs prior to the Participant attaining age 55, the benefit shall be calculated in the same manner as set forth above, but 1% shall be used instead of 1.2%. The lump sum amount payable hereunder shall be determined using the lump sum actuarial factors provided for, and/or used under, the Valero Pension Plan.
4.2    Form and Time of Payment. Benefits payable under this Plan shall be made in a single lump sum payment as soon as reasonably practical following the Participant’s Retirement or other termination of employment, and in any event within 90 days thereof. Such lump sum amount shall be calculated as of the date of the Participant’s Retirement or termination of employment by the actuary for the Valero Pension Plan applying actuarial factors used under the Valero Pension Plan.
ARTICLE V
PRE-RETIREMENT SPOUSAL DEATH BENEFIT
5.1    Death Prior to Retirement. In the event that a Participant who completed at least five years of Credited Service dies while employed by a Participating Employer but has not Retired, the Participant’s Surviving Spouse shall receive a Surviving Spouse benefit under the Plan equal to fifty percent (50%) of the amount the Participant would have received under Section 4.1 if he had Retired or otherwise terminated his employment on his date of death. Such payment shall be made to the Participant’s Surviving Spouse as soon as reasonably practical following the Participant’s death and, in any event within 90 days thereof.
5.2    Beneficiary Designation Prohibited. Since the only death benefit payable under the Plan is to a Surviving Spouse, no Participant shall have the right to designate a beneficiary other than the Participant’s Surviving Spouse to receive death benefits hereunder.

ARTICLE VI
PROVISIONS RELATING TO ALL BENEFITS
6.1    Effect of This Article. The provisions of this Article will control over all other provisions of this Plan.
6.2    No Duplication of Benefits. It is not intended that there be any duplication of benefits. Therefore, if a Participant has met the requirements of Article IV and has Retired, then the Participant and/or his Surviving Spouse shall only receive a benefit under that Article. If a Participant dies before actual Retirement, the Participant’s Surviving Spouse shall only receive a benefit, if the Surviving Spouse qualifies for one, under Article V. But, in no event will a Participant and/or such Participant’s Surviving Spouse qualify for a benefit under both Articles IV and V.
6.3    Forfeiture for Cause. If the Committee determines that a Participant was discharged for fraud, embezzlement, theft, commission of a felony, dishonesty in the course of his employment which damaged a Participating Employer or any affiliate, or for disclosing trade secrets or other confidential or proprietary information of a Participating Employer or any affiliate, the entire benefit accrued for the benefit of the Participant and/or his Surviving Spouse will be forfeited even though it may have been previously vested under Article III. The decision of the Committee as to the cause of a former Participant’s discharge and the damage caused thereby will be final and binding on all parties. No decision of the Committee will affect the finality of the discharge of the Participant in any manner.
6.4    Forfeiture for Competition. If at the time a distribution is being made or is to be made to a Participant, the Committee determines that the Participant at any time within two years following his termination of employment, and without written consent of the Committee, directly or indirectly owns, operates, manages, controls or participates in the ownership, (other than through ownership of less than 5% of the Voting Securities of a publicly traded entity) management, operation or control of or is employed by, or is paid as a consultant or other independent contractor by a business which competes or at any time did compete with a Participating Employer or any affiliate by which he was formerly employed in a trade area served by a Participating Employer or any affiliate at the time distributions are being made or to be made and in which the Participant had represented a Participating Employer or any affiliate while employed by it, and if the Participant continues to be so engaged 60 days after written notice has been given to him, the Committee may forfeit all benefits otherwise due the Participant even though such benefit may have been previously vested under Article III.
6.5    Expenses Incurred in Enforcing the Plan. The Company or other Participating Employer will reimburse a Participant for all reasonable legal fees and expenses incurred by him in successfully seeking to obtain or enforce any benefit provided by this Plan if such disputed benefit is payable following a Change of Control.

ARTICLE VII
ADMINISTRATION
7.1    Administration of the Plan by the Committee. The Committee will have the exclusive authority and responsibility for the general administration of this Plan according to the terms and provisions of this Plan and will have all such authority, discretion and powers necessary or appropriate to accomplish those purposes, including but not by way of limitation the right, discretion, power and authority:
(a)to make rules and regulations for the administration of this Plan;
(b)to construe and interpret all terms, provisions, conditions and limitations of this Plan, including any terms which are alleged or determined to be ambiguous or susceptible to differing interpretations, and the interpretation of the Committee shall be final and binding on all parties;
(c)to correct any defect, supply any omission or reconcile any inconsistency that may appear in this Plan;
(d)to determine all controversies relating to the administration of this Plan, including but not limited to:
(1)differences of opinion arising between the Company and a Participant; and
(2)any question it deems advisable to determine in order to promote the proper and efficient administration of this Plan for the benefit of all parties at interest; and
(e)to delegate, without limitation, by written notice to Company representatives or independent advisers or any other designee, powers of investment and administration as well as those ministerial duties of the Committee, as it deems necessary or advisable for the proper and efficient administration of this Plan.
7.2    Committee Discretion. The Committee in exercising any power or authority granted under this Plan or in making any determination under this Plan may use its sole discretion and judgment. Any decision made or any act or omission, by the Committee in good faith shall be final and binding on all parties and shall not be subject to de novo review.
7.3    Reliance Upon Information. The Committee will not be liable for any decision or action taken in good faith in connection with the administration of this Plan. Without limiting the generality of the foregoing, any decision or action taken by the Committee when it relies upon information supplied it by any officer of the Company, a Participating Employer, the Company’s legal counsel, the Company’s actuary, the Company’s independent accountants or other advisors in connection with the administration of this Plan will be deemed to have been taken in good faith.

ARTICLE VIII
ADOPTION BY SUBSIDIARIES
8.1    Procedure for Adoption. Any Subsidiary may adopt this Plan and become a Participating Employer by appropriate action of its board of directors or other governing body, subject to approval of such participation by the Committee. Each Subsidiary adopting the Plan delegates to the Committee exclusive administrative responsibility for the Plan. However, subject to the following sentence, the costs of Plan benefits shall be allocated among Participating Employers such that each Participating Employer shall bear the primary responsibility for the costs of participation by those Participants who are or were employees of such Participating Employer. Notwithstanding the foregoing, each Participating Employer, by adopting this Plan, and in consideration of the like undertakings of the other adopting Participating Employers, agrees that the obligations and liabilities of the Participating Employers for the payment of benefits to all Participants (and to any person claiming through a Participant) hereunder shall be the joint and several obligation of each Participating Employer, not solely of the Participating Employer employing or previously employing a Participant. Thus, a Participant (or a person claiming through a Participant) shall look first to the Participating Employer which employed the Participant for payment of Plan benefits, but if such Participating Employer fails to pay any Plan benefit payable hereunder, such Participant (or other person) may submit a claim for payment of such Plan benefits to the other Participating Employer.
8.2    Termination of Participation By Adopting Subsidiary. Any Subsidiary adopting, this Play may, by appropriate action of its board of directors or other governing body, terminate its participation in this Plan. The Committee may, in its discretion, also terminate a Subsidiary’s participation in this Plan at any time. The termination of the participation in this Plan by a Subsidiary will not, however, affect the rights of any Participant who is working or has worked for the Subsidiary as to benefits previously accrued and vested under Articles II and III of this Plan.
ARTICLE IX
AMENDMENT AND/OR TERMINATION
9.1    Amendment or Termination of the Plan. The Committee may amend or terminate this Plan in whole or in part at any time.
9.2    No Retroactive Effect on Accrued Benefits. No amendment will affect the rights of any Participant to such Participant’s then Accrued Benefit or will change a Participant’s rights under any provision relating to a Change of Control after a Change of Control has occurred.
9.3    Effect of Termination. If this Plan is terminated, the accrued benefit of all Participants shall immediately become fully vested, and the benefit of each Participant (determined as of the date of the Plan termination and calculated in the manner provided in this Plan) shall, except as provided in Section 9.4, be paid at the time it would otherwise be paid under the terms of the Plan.

9.4    Effect of Change of Control. In the event of a Change in Control, the accrued benefit of all Participants in the Plan shall immediately become fully vested. Additionally, the Committee may, within the period beginning thirty (30) days prior to the effective date of the Change in Control, and ending twelve (12) months after the effective date of the Change in Control, make an irrevocable decision to terminate the Plan (and all deferred compensation plans maintained by Valero which must be aggregated with the Plan under Code Section 409A) and distribute all benefits to Participants. In the event of such termination following a Change in Control, the accrued benefits of each Participant (determined as of the date of Plan termination and calculated in the manner provided for in this Plan) shall be distributed in the form of a lump sum payment within twelve (12) months following the termination of this Plan. In the absence of such Plan termination, a Change in Control shall not alter the time and manner of the payment of benefits hereunder, and all benefits shall be paid at the time and in the manner as they would otherwise be paid in accordance with the provisions of this Plan.
ARTICLE X
MISCELLANEOUS
10.1    Mandatory Arbitration. Any and all disputes, claims and/or controversies relating to, or arising out of, this Plan shall, to the fullest extent legally permitted, be submitted to final and binding arbitration.
10.2    Responsibility for Distributions and Withholding of Taxes. The Committee shall calculate, or cause the actuary for the Plan to calculate, the amount of any benefit payable to a Participant hereunder, and the amounts of any deductions required with respect to federal, state or local tax withholding, and shall withhold or cause the same to be withheld. However, any and all taxes payable with respect to any distribution or benefit hereunder shall be the sole responsibility of the Participant, not of Valero or any Participating Employer, whether or not Valero or any Participating Employer shall have withheld or collected from the Participant any sums required to be so withheld or collected in respect thereof and whether or not any sums so withheld or collected shall be sufficient to provide for any such taxes.
10.3    Limitation of Rights. Nothing in this Plan will be construed:
(a)to give a Participant or other person claiming through him/her any right with respect to any benefit except in accordance with the terms of this Plan;
(b)to limit in any way the right of to terminate a Participant’s employment with a Participating Employer at any time;
(c)to evidence any agreement or understanding, expressed or implied, that a Participating Employer will employ a Participant in any particular position or for any particular remuneration; or
(d)to give a Participant or any other person claiming through him any interest or right under this Plan other than that of any unsecured general creditor.

10.4    Distributions to Incompetents. Should a Participant or a Surviving Spouse become incompetent, the Company is authorized to pay the funds due to the guardian or conservator of the incompetent Participant or Surviving Spouse or directly to the Participant or Surviving Spouse or to apply those funds for the benefit of the incompetent Participant or Surviving Spouse in any manner the Committee determines in its sole discretion.
10.5    Nonalienation of Benefits. No right or benefit provided in this Plan will be transferable by the Participant except, upon his death, to a Surviving Spouse as provided in this Plan. No right or benefit under this Plan will be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge the same will be void. No right or benefit under this Plan will in any manner be liable for or subject to any debts, contracts, liabilities or torts of the person entitled to such benefits. If any Participant or any Surviving Spouse becomes bankrupt or attempts to anticipate, alienate, sell, assign, pledge, encumber or charge any right or benefit under this plan, that right or benefit will, in the discretion of the Committee, cease. In that event, the Committee may have a Participating Employer hold or apply the right or benefit or any part of it to the benefit of the Participant or Surviving Spouse, his or her spouse, children or other dependents or any of them in any manner and in any proportion the Committee believes to be proper in its sole and absolute discretion, but is not required to do so.
10.6    Severability. If any term, provision, covenant or condition of this Plan is held to be invalid, void or otherwise unenforceable, the rest of this Plan will remain in full force and effect and will in no way be affected, impaired or invalidated.
10.7    Notice. Any notice or filing required or permitted to be given to the Company, the Committee or a Participant will be sufficient if in writing and hand delivered or sent by Canadian mail to the principal office of the Company, acting on behalf of the Company or the Committee, or to the residential mailing address of the Participant. Notice will be deemed to be given as of the date of hand delivery or if delivery is by mail, as of the third day following the date shown on the postmark
10.8    Gender and Number. If the context requires it, words of one gender when used in this Plan will include the other genders, and words used in the singular or plural will include the other.
10.9    Governing Law. The Plan will be construed, administered and governed in all respects by the laws of Canada.
10.10    Code Section 409A. This Plan is intended to comply, and shall be administered consistently in all respects, with Code Section 409A, and the regulations and additional guidance promulgated thereunder, to the extent applicable. In this connection, the Company shall have authority to take any action, or refrain from taking any action, with respect to this Plan that is reasonably necessary to ensure compliance with Code Section 409A (provided that the Company shall choose the action that best preserves the value of the payments and benefits provided to Participants that is consistent with Code Section 409A). In furtherance, but not in limitation of the foregoing: (a) in no event may Participant designate, directly or indirectly, the calendar year of any payment to be made hereunder; (b) in the event that a Participant is a “specified employee” within the meaning of Code Section 409A, payments which constitute a “deferral of compensation” under Code Section 409A and which would otherwise become due during the first six (6) months following the Participant’s Retirement or termination of employment shall be delayed and all such delayed payments shall be paid in full in the seventh (7th) month after the Participant’s Retirement or termination of employment or, if earlier, upon the Participant’s death, provided that the above delay shall not apply to any payment that is excepted from coverage by Code Section 409A; (c) notwithstanding any other provision of this Plan, a termination, resignation or Retirement of a Participant’s employment hereunder, shall mean, and be interpreted consistent with, a “separation from service” within the meaning of Code Section 409A; (d) with respect to any reimbursement of expenses, or similar payments or any in-kind benefits, the following shall apply: (i) unless a specific time period during which such expense reimbursements and payments may be incurred is provided for herein, such time period shall be deemed to be Participant’s lifetime; (ii) the amount of expenses eligible for reimbursement hereunder, or in-kind benefits to which a Participant is entitled hereunder, in any particular year shall not affect the expenses eligible for reimbursement or in-kind benefits in any other year; (ii) the right to reimbursement of expenses or in-kind benefits shall not be subject to liquidation or exchange for any other benefit; (iii) the reimbursement of an eligible expense or a payment shall be made on or before the last day of the calendar year following the calendar year in which the expense was incurred or the payment was remitted, as the case may be.
IN WITNESS WHEREOF, the Company has executed this document on this _____ day of __________, 2011, to be effective as of December 31, 2011.
VALERO ENERGY CORPORATION

By      ___________________________________
William R. Klesse,
Chief Executive Officer

Exhibit A

Participating Employers

Ultramar Ltd.